EXHIBIT 10.26


                                [CNS Letterhead]





February 14, 2002

Teri Osgood
6905 Howard Lane
Eden Prairie, MN  55346

Dear Teri:

This letter describes our agreement regarding your resignation as Vice-President, US Marketing and officer of CNS, Inc. ("CNS") effective April 15, 2002.

We will provide you with the following benefits in connection with your departure from CNS:

1. We will pay you Salary Continuation pursuant to the terms of Paragraph 7 of the Employment Agreement as follows: 24 semi-monthly paychecks of $7,299.05, subject to applicable withholding, beginning with the later of
     (a) our April 30, 2002 payday or (b) our first regular payday following expiration of the 15-day rescission period described on page 3 of this agreement and our receipt of Exhibit A, signed and dated by you after expiration of the rescission period. Exhibit A is your certification that you took no steps to exercise your right of rescission. In the event of a Change in Control, as that term is defined in the "Executive Employment Agreement" dated February 12, 1999, the above- referenced semimonthly paychecks will be accelerated and payable, in full, on demand by you. We will also pay you for your accrued unused paid time off ($9,287.78 or 110.28 hours, as of February 15, 2002.)

     You will be eligible to receive a bonus consistent with CNS business performance under the CNS Management Incentive Plan for 2001/2002 based on your April 15, 2002 Resignation Date, the terms of the Plan and provided that the Plan objectives have been met. Payment of any available bonus would occur at the normal payout time for all employees. We estimate the payout to be made in May 2002.




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Teri Osgood Separation Letter
Page Two


2 We will continue to pay the employer share, and you will continue to be responsible for the employee share, as applicable, of your CNS group health, dental and life insurance premiums through April 30, 2003 or, if earlier, the date on which you are eligible to participate in other group plans through your new employer, provided you make the appropriate timely written elections to continue your CNS group coverage's. Your share of the premiums will be deducted from the Salary Continuation payments described in paragraph 1. You agree to notify CNS immediately if your eligibility under other group plans through your new employer occurs. If you are not covered under other such group plans as of April 30, 2003, you will have the right to continue your group coverage's at your own expense for up to an additional six months, in accordance with applicable state and federal group insurance continuation laws and the terms of the plans. All rights which you may have under CNS's group plans, are subject to the terms of the plans, applicable laws and the continuation of said plans for active CNS employees. Information and election forms concerning your group coverages will be mailed to you.

3. We are providing you with the opportunity to voluntarily resign from your employment. If any prospective employer of yours wishes to contact CNS for employment information, you agree to direct that employer to make a written inquiry to Michelle Beuning, Director of Human Resources. Ms. Beuning will provide the prospective employer, in writing, with your job title, the scope of your responsibilities, your dates of employment, and the fact that you voluntarily resigned your employment.

4. We will provide an executive outplacement package that we have selected with Right Management Consultants at our expense.

5. To the extent required under applicable law, we will indemnify you and hold you harmless with respect to any action in which you are a named defendant which arises out of your CNS employment responsibilities.

6. We will remove all restrictive legends on any shares of CNS common stock held by you. In connection with the removal, you agree that for a period of 90 days from the date you cease to be employed by CNS, any shares that you sell will be sold in compliance with the applicable requirements of Rule 144 under the Securities Act of 1933.




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Teri Osgood Separation Letter
Page Three


As of April 15, 2002 the remaining 50,400 shares of your stock options will be exercisable according to the terms of the applicable Stock Option Plan. Your stock options are set forth on Exhibit B.

In consideration of the benefits to be afforded to you as outlined above, you agree to do the following things:

1. You hereby release CNS, Inc., its past and present affiliates, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors (collectively, the "Releasees") from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act, the Family and Medical Leave Act. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from CNS, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act. This release does not extinguish any claims that arise against CNS after you sign this agreement. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee and (b) are hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this agreement. You are advised by CNS to review your rights and responsibilities under this agreement with your own lawyer.




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Teri Osgood Separation Letter
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     You have 21 days to review and consider this offer. If you sign this letter before 21 days have elapsed from the date on which you first receive it, then you will be voluntarily waiving your right to the full 21-day review period. You also have the right to rescind this agreement within 15 calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you must put the rescission in writing and deliver it to Michelle Beuning, CNS, Inc., 7615 Smetana Lane, P.O. Box 39802, Minneapolis, MN 55439-0802 by hand or by mail within 15 calendar days of the date on which you sign this agreement. If you deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested. If you rescind this agreement, all of CNS's obligations to you, other than payment of accrued unused paid time off, will immediately cease, and CNS will owe you nothing hereunder.

2. At our specific request and at mutually convenient times while you are receiving payments under this agreement, you agree to consult with me or my designee with respect to transitional CNS business matters. You also agree to cooperate with CNS in any current or future claims or lawsuits involving CNS where you have knowledge of the underlying facts. In addition, you agree that you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against CNS, provided, however, that nothing in this agreement will be construed to prevent you from testifying truthfully as required by valid legal or administrative process.

3. You agree that you will continue to speak positively and with respect towards CNS as you have in the past.

4. All knowledge and information not already available to the public which you have acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods, inventions, trade secrets, services or other private or confidential matters of CNS (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.), or of any third party which CNS is obligated to keep confidential, shall be regarded by you as strictly confidential and shall not be used by you directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively referred to as "Confidential Information". Your obligations under this paragraph will not apply to any information which (a) is or becomes known to the general public under




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Teri Osgood Separation Letter
Page Five


     circumstances involving no breach by you of the terms of this paragraph,
     (b) is generally disclosed to third parties by CNS as a continuing practice without restriction on such third parties, (c) is approved for release by written authorization of CNS' Board, or (d) you are obligated by law to disclose. Confidential Information also includes the terms of this agreement. You agree that you will not disclose its terms to anyone other than your family members, tax and legal advisors and as otherwise required by law.

5. During the one-year period following your termination date, you shall not directly or indirectly engage in, enter into or participate in the business of CNS or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of CNS, either as an individual for your own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period you shall not: avail yourself of any advantages or acquaintances you have made with any person who has, within the twelve (12) month period ended on the date of termination of your employment, been a customer of CNS or its affiliates, and which would, directly or indirectly, materially divert business from or materially and adversely affect the Business of CNS; interfere with the contractual relations between CNS and any of its employees; or employ or cause to be employed in any capacity or retain or cause to be retained as a consultant any person who was employed in any capacity by CNS during the twelve (12) month period ended on the date of termination of your employment.

     For purposes of this Agreement, the "Business of CNS" or "Business" means and includes the business of the manufacture, production, sale, marketing and distribution of the Breathe Right strip, FiberChoice, Flair strips and any other products currently offered or currently under development by CNS or offered or currently under development by CNS during the 12 months prior to the date of termination of your employment.




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Teri Osgood Separation Letter
Page Six


6. For one year following your termination date, you agree that you will not, directly or indirectly, solicit any current or prospective CNS customer, broker, vendor or distributor who is not, as of your termination date, a current customer, broker, vendor or distributor of your new employer, consulting business or any other enterprise in which you become involved after your resignation from CNS, for the purpose of providing products or services for or on behalf of said customer, broker, vendor or distributor which are currently competitive with the products or services being provided by CNS, which are in the development stages of being competitive with the products or services being provided by CNS, or which would in any way cause said customer, broker, vendor or distributor to discontinue or reduce its business relationship with CNS. Current CNS customers, brokers, vendors or distributors include those customers, brokers, vendors or distributors with whom CNS has had a business relationship at any time within the two years immediately preceding your resignation date. Prospective CNS customers, brokers, vendors and distributors are those with whom (a) a CNS representative has been in direct personal contact and (b) CNS has a reasonable opportunity of entering into a business relationship within six months following your resignation date. You also agree that during the same one-year period, you will not directly or indirectly solicit any CNS employee to terminate his or her employment with CNS. This employee nonsolicitation obligation shall apply to employees of CNS as of your resignation date.

     If, in your opinion, the restrictions in this paragraph 6 or in paragraph 5 prevent you from obtaining employment, you may make a written request for modification of the restrictions with respect to a specific position that you are considering. The president of CNS will review and consider your request and if she determines, in her sole discretion, that the requested modification will not be adverse to CNS's business interests, she will provide you with the modification, which must then be memorialized in writing and signed by both parties. In addition, if you have any questions with respect to the scope of your obligations hereunder, you agree to seek clarification from the president.

This agreement shall not in any way be construed as an admission of liability by CNS or as an admission that CNS has acted wrongfully with respect to you. CNS specifically denies and disclaims any such liability or wrongful acts. If any provision of this agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this agreement shall remain in full force and effect.

You understand that if you violate any obligation which you have to CNS under this agreement, all payments and benefits to you hereunder will immediately cease. In such event, your release




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Teri Osgood Separation Letter
Page Seven


of your claims shall remain fully in effect in consideration of the payments and benefits which you received prior to any such breach.

This agreement sets forth our entire agreement and fully supersedes any prior agreements, contracts or understandings between you and CNS. CNS asks that our records reflect that you conclude your employment on terms you understand and accept. Therefore, we ask you to declare that you have entered into this agreement voluntarily, without coercion, duress, or reliance on any representations by any CNS employee, agent or lawyer.

If this letter accurately reflects our understanding and agreement, please sign both copies and return the original to me. We appreciate all of your efforts and contributions to CNS over the past 3 1/2 years and wish you success in your future career.

Sincerely,

CNS, INC.


/s/  Marti Morfitt
------------------------------------
Marti Morfitt
President & CEO

Acknowledged and agreed to, with declarations confirmed, this 22nd day of February, 2002.



/s/  Teri Osgood
------------------------------------
Teri Osgood




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                                    EXHIBIT A
                                       TO
                                RELEASE AGREEMENT




March 11, 2002




Ms. Michelle Beuning
Director of Human Resources
CNS, Inc.
7615 Smetana Lane
P. O. Box 39802
Minneapolis, MN  55439-0802

Dear Michelle:

This letter, signed and dated more than 15 days after I signed the Agreement between CNS and me dated February 14, 2002, is to certify that I have taken no steps to exercise my 15-day right of rescission, as described in the Agreement.

Sincerely,

/s/  Teri Osgood
------------------------------------
Teri Osgood




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                                    EXHIBIT B



                              STOCK OPTION SCHEDULE
                                  As of 4/15/02

--------------------------------------------------------------------------------
      OPTION PLAN           PRICE       DATE GRANTED     REMAINING VESTED SHARES
--------------------------------------------------------------------------------
1994 Stock Option Plan      4.125         08/17/98               30,000
--------------------------------------------------------------------------------
1994 Stock Option Plan      2.8125        04/15/99               15,000
--------------------------------------------------------------------------------
1990 Stock Option Plan       4.00         05/03/00                2,400
--------------------------------------------------------------------------------
2000 Stock Option Plan      4.375         03/15/01                3,000
--------------------------------------------------------------------------------

The stock option exercise period for the grants dated 8/17/98, 4/15/99 and 5/3/00 has been extended from 30 days to 90 days to the extent exercisable at date of termination for the lesser of 90 days from the date of termination or the balance of the option's term.

This will constitute the only amendment to these stock option agreements.


/s/  Marti Morfitt
------------------------------------
Marti Morfitt
President and CEO